UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2007

ENERGTEK INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-51249	42-1708652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580

(Address of principal executive offices)

(516) 887-8200

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.

Energtek Inc. (the “Company”) entered into a Management Services Agreement with EuroSpark S.A., a Belgian corporation (“EuroSpark”), dated September 30, 2007 (the “Management Agreement”). Pursuant to the terms and provisions of the Management Agreement, for a period of one year beginning on September 1, 2007, EuroSpark shall provide operational and financial management services to the Company through Lev Zaidenberg as an independent contractor and manager. After September 1, 2008, and on each subsequent anniversary, the Management Agreement shall be automatically extended for an additional one year period unless a party serves the other with written notice that the term shall not be extended.

As previously disclosed, Mr. Zaidenberg has been elected President of the Company. In accordance with the Management Agreement, Mr. Zaidenberg shall devote up to two-thirds of his business time towards providing management services to the Company. In exchange, the Company shall pay the sum of €6,600 Euros to EuroSpark on a monthly basis. In addition, EuroSpark and/or Mr. Zaidenberg shall be entitled to receive equity based stock options and additional bonuses on the same basis as the other members of the management of the Company, as the Board of Directors of the Company may determine. During the term and upon termination of this Management Agreement, EuroSpark and Mr. Zaidenberg are subject to non-competition and non-solicitation provisions and have agreed not to disclose the Company’s confidential and proprietary information.

For all the terms and provisions of the Management Agreement, dated September 30, 2007, between Energtek Inc. and EuroSpark, reference is hereby made to the copy of such agreement annexed hereto as Exhibit 10.8.

Section 2 - Financial Information
Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 26, 2007, Ukcyl Ltd., a wholly-owned subsidiary of Energtek Inc., (“Ukcyl”) entered into an agreement with Dynatech Furnaces (Bombay) Pvt. Ltd. (“Dynatech”) to purchase a high pressure steel seamless Cylinder Heat Treatment Furnace Line (the “Agreement”). Ukcyl is to pay a total purchase price of $190,000, which will be paid in three installments at specified intervals. The first installment, in the amount of $85,000, shall be paid to Dynatech within 10 weeks following execution of the Agreement. Upon payment of this first installment, the two directors of Dynatech will execute a personal guarantee, guaranteeing the performance of Dynatech pursuant to the Agreement. This guarantee shall be in the amount of $85,000 and will be expire upon the inspection by Ukcyl of the equipment at Dynatech’s facility in India.

Pursuant to the terms and provisions of the Agreement, on or before January 31, 2008, Dynatech is to prepare the equipment for inspection and testing by Ukcyl at Dynatech’s facility in India. Upon inspection and approval of the equipment, Dynatech

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shall dismantle the equipment and prepare it for shipment to Ukcyl’s facility in the Ukraine. Upon completion of the inspection in India, Dynatech shall receive a second installment of the purchase price in the amount of $75,000.

Upon arrival of the equipment in the Ukraine, Dynatech shall assist in the installation and testing of the equipment at Ukcyl’s facility. Following installation and the initial operation of the equipment in Ukcyl’s Ukrainian facility, Dynatech shall be paid $30,000 representing the balance of the purchase price. In the event the equipment does not conform to the specifications required pursuant to the Agreement, Dynatech shall pay damages in the amount of $160,000. The payment of such damage amount does not limit any other legal rights and remedies available to Ukcyl.

The equipment purchased is subject to a one year warranty as of the date of installation and commencement of operation in Ukcyl’s facility. In addition, for a period of three years following installation, Dynatech shall provide technical support with respect to the operation of the equipment.

For the terms and provisions of the Agreement dated September 26, 2007 between Ukcyl and Dynatech, reference is hereby made to the copy of such agreement annexed hereto as Exhibit 10.9.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of business acquired. Not applicable
(b)	Pro forma financial information. Not applicable
(c)	Exhibits

10.8	Management Services Agreement between Energtek Inc. and EuroSpark S.A., dated September 30, 2007.

10.9
Agreement dated September 26, 2007, by and between Ukcyl, Ltd. and Dynatech Furnaces (Bombay) Pvt. Ltd. Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2007

ENERGTEK, INC.
(Registrant)

By:  /s/ Doron Uziel

Name:  Doron Uziel
Title:    Chief Executive Officer

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